Exhibit 99.1

For:	DECKERS OUTDOOR CORPORATION

Company Contact:	Scott Ash Chief Financial Officer (805) 967-7611

Investor Relations:	Integrated Corporate Relations, Inc. Chad A. Jacobs/Brendon E. Frey (203) 682-8200

DECKERS OUTDOOR CORPORATION STRENGTHENS MANAGEMENT TEAM WITH THE APPOINTMENT
OF ANGEL MARTINEZ AS CHIEF EXECUTIVE OFFICER

GOLETA, Calif. (March 14, 2005) — Deckers Outdoor Corporation (NASDAQ: DECK) today announced that Angel Martinez will join Deckers Outdoor Corporation as the company’s Chief Executive Officer and President effective April 11, 2005. In this capacity, he will be responsible for the day-to-day operations of the company, will oversee the management team and will drive the future development of the company’s brands. He succeeds Douglas Otto, who will continue as Chairman of the Board of Directors and as an executive officer, focusing on strategic initiatives and acquisitions.

Doug Otto, Chairman of the Board of Deckers Outdoor Corporation, stated “We are very excited to have someone of Angel’s caliber join our senior management team. Angel is a visionary and a strategic thinker with numerous successes under his belt. He is a seasoned footwear executive with great brand building expertise which will be invaluable as we further evolve the lifestyle nature of our brands. The addition of Angel will free me up to allow me to focus more on strategic thinking, potential acquisitions and future growth opportunities. Personally, I look forward to working closely with Angel as we take Deckers to the next level.”

Angel Martinez commented, “I am extremely pleased to join Deckers. It’s a great opportunity to contribute to the fulfillment of the vision that Doug and the Deckers management team has laid out for the future.”

Mr. Martinez, age 49, has extensive experience in brand building, where he has been instrumental in the development and success of many brands throughout his 26 years in the footwear industry. During his 21 year tenure with Reebok International Ltd. [NYSE: RBK] from 1980 to 2001, Mr. Martinez held numerous senior level positions, most recently serving as Executive Vice President and Chief Marketing Officer. He’s credited with significantly diversifying the company’s product offerings by introducing Reebok aerobic shoes, tennis shoes, walking shoes, and basketball shoes, as well as creating the Reebok “Classic” line of footwear and apparel and the Reebok “Step” program. As Vice President of Global Marketing for the Reebok brand he was responsible for the worldwide advertising, corporate communications and promotions for the brand. As President and CEO of The Rockport Company, the largest subsidiary of Reebok International Ltd., he successfully rejuvenated the brand, diversifying the product assortment, expanding international distribution, and opening retail stores worldwide. Mr. Martinez also championed Reebok’s Human Rights programs and serves on the Board of Advisors of the Human Rights Award, as well as serving as a director of Tupperware Corporation [NYSE: TUP].

He was honored for his work in 1997 with the Man of Year award from Footwear News, a leading trade publication in the footwear industry. Most recently Mr. Martinez served as Chairman of the Board and Chief Executive Officer of Keen Footwear, a footwear brand he co-founded and launched in 2003.

Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company’s products are offered under the Teva, Simple and UGG brand names.

All statements in this press release that are not historical facts are forward-looking statements, including the Company’s expectations for future growth, expectations regarding potential future acquisitions and expectations to further evolve the lifestyle nature of the Company’s brands, among others. These forward-looking statements are inherently uncertain and are based on the Company’s expectations as of today, March 14, 2005. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003. Among these risks and uncertainties are conditions in the general economy and in the retail environment, the effect of consumer preferences and other factors discussed in the Company’s filings made with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any of the forward-looking statements in this news release.